Exhibit 99.1
CytRx Reports First Quarter 2016 Financial Results
LOS ANGELES – May 11, 2016 – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today reported financial results for the three months ended March 31, 2016, and provided an overview of recent accomplishments and upcoming milestones for its research and development programs.
"So far, 2016 has been a very productive year for CytRx," said Steven A. Kriegsman, Chairman and CEO of CytRx. "On the clinical front, we reached the 191 progression events in our global, pivotal Phase 3 trial with aldoxorubicin in second-line soft tissue sarcoma to trigger the data verification and analysis. We look forward to announcing top-line results at the end of June 2016. We announced that we will present updates on three aldoxorubicin clinical trials at the ASCO Annual Meeting in June 2016. Additionally, our team recently presented data at the American Association of Cancer Research Annual Meeting on our LADRTM technology platform and on DK049, the first drug to emerge from that platform."
Mr. Kriegsman continued: "On the corporate side, we added commercial oncology expertise with the addition of Ms. Olivia Ware to our executive management team. We also raised an additional $25 million in non-dilutive capital to fund clinical and pre-commercial activities for aldoxorubicin."

First Quarter 2016 and Recent Highlights
Bolstered the Management Team.  In January 2016, CytRx hired Ms. Olivia Ware as Chief Commercial Officer. Ms. Ware brings more than 20 years of biotechnology and pharmaceutical experience, including thirteen years at Genentech where she was responsible for key aspects of the launches of the oncology drugs Rituxan®, Herceptin® and Avastin®. While at Genentech, Ms. Ware was a Senior Director of Oncology and was responsible for the initial commercial launch of Avastin in the U.S., which reached $1 billion in sales during its first year on the market.  Prior to this, she was head of Herceptin marketing and held a number of other positions in the commercial organization.  Later, Ms. Ware was a Senior Director in the Product Portfolio Management Group, managing approximately 20 senior leaders responsible for building and leading the cross-functional drug development teams that developed and implemented strategic plans and guided the drug development processes for all oncology products at Genentech.
Strengthened the Balance Sheet.  In February 2016, CytRx entered into a long-term loan for up to $40 million with Hercules Technology Growth Capital. The initial tranche of $25 million was received, and CytRx can access an additional $15 million, subject to certain research and development milestones.
Reached the Target Number of Events in the Global Pivotal Phase 3 Trial.  In April 2016, CytRx achieved the target number of progression events in the aldoxorubicin global, pivotal Phase 3 trial in patients with second-line soft tissue sarcomas. Our contract research organization started the collection and verification of the trial data from all 433 patients enrolled at 79 sites around the globe. CytRx expects to report top-line results following the analysis of the data in June 2016.
Presented Data on LADRTM Technology Platform and DK049.  In April 2016, CytRx presented two posters at the American Association of Cancer Research (AACR) Annual Meeting detailing both our Linker Activated Drug Release (LADRTM) Platform and DK049, an albumin-binding derivative of the widely used chemotherapy agent gemcitabine combined with our LADRTM technology. DK049 was nominated for clinical development in 2015.

Upcoming Milestones
•
Present updated aldoxorubicin clinical trial results at the ASCO Annual Meeting in June 2016 from the  ongoing Phase 2 clinical trial in patients with unresectable glioblastoma, the Phase 2 clinical trial in Kaposi's sarcoma and from the Phase 1b combination trial with gemcitabine in patients with advanced cancers

•	Announce top-line results from the global pivotal Phase 3 clinical trial with aldoxorubicin as a treatment for patients with second-line soft tissue sarcomas
•	Present aldoxorubicin pivotal Phase 3 clinical trial results at a major medical meeting
•	Complete enrollment in the global Phase 2b clinical trial evaluating aldoxorubicin in patients with second-line small cell lung cancers

First Quarter 2016 Financial Results
CytRx reported cash, cash equivalents and short term investments of $68.2 million as of March 31, 2016.
Net loss for the quarter ended March 31, 2016 was $12.6 million, or $0.19 per share, compared with a net loss of $17.5 million, or $0.31 per share, for the quarter ended March 31, 2015. During the first quarter of 2016, CytRx recognized a non-cash loss on warrant derivative liability of $0.2 million, compared to a non-cash loss of $1.9 million for the three-month period ended March 31, 2015. The Company did not recognize revenues for the first quarters of 2016 or 2015.
Research and development (R&D) expenses were $8.2 million for the first quarter of 2016, and included development expenses of $5.8 million for the aldoxorubicin program.  R&D expenses were $12.6 million for the first quarter of 2015.
General and administrative (G&A) expenses were $4.0 million for the first quarter of 2016, compared to $3.1 million for the first quarter of 2015.

About Soft Tissue Sarcoma
Soft tissue sarcoma is a cancer occurring in muscle, fat, blood vessels, tendons, fibrous tissues and connective tissue, and can arise anywhere in the body at any age. According to the American Cancer Society, there are approximately 50 types of soft tissue sarcomas. In 2013 more than 11,400 new cases were diagnosed in the U.S. and approximately 4,400 Americans died from this disease. In addition, approximately 40,000 new cases and 13,000 deaths in the U.S. and Europe are part of a growing underserved market.

About Small Cell Lung Cancer
An estimated 1.6 million new cases of lung cancer are diagnosed worldwide each year.  In the Western world, approximately 13-15% of cases are SCLC, a deadly form of lung cancer associated with tobacco use.  The five year survival rate is less than 7%, in part because an estimated 70% of patients have extensive disease at diagnosis.  According to the National Cancer Institute, more than 30,000 new cases will be diagnosed in the USA in 2014.  The estimated 2014 SCLC incidences for Europe and Asia are over 58,000 and 136,000, respectively.

About Glioblastoma Multiforme
Glioblastoma is the most common and most malignant primary brain tumor in adults and afflicts more than 12,000 new patients in the U.S. annually.  The median survival after diagnosis is approximately 14 months, despite patients subsequently receiving surgical resection, radiotherapy and chemotherapy.  Limited efficacy of chemotherapeutic agents has been attributed to several contributing factors including insufficient drug delivery to the tumor site through the blood:brain barrier.

About Aldoxorubicin
The widely used chemotherapeutic agent doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Aldoxorubicin combines doxorubicin with a novel single-molecule linker that binds directly and specifically to circulating albumin, the most plentiful protein in the bloodstream. Protein-hungry tumors concentrate albumin, thus increasing the delivery of the linker molecule with the attached doxorubicin to tumor sites. In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. This allows for greater doses (3 ½ to 4 times) of doxorubicin to be administered while reducing its toxic side effects. In studies thus far there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 2,000 mg/m2.

About DK049
DK049 is a novel LADRTM-enhanced derivative of the commonly used chemotherapeutic agent gemcitabine. Like aldoxorubicin, DK049 binds to circulating albumin for transport to the tumor.  It incorporates a novel dual-releasing linker that is cleaved in an acidic environment and requires a specific enzyme for prolonged release of the active drug at the tumor site.  DK049 appears to overcome the major deactivation and resistance mechanisms that limit the effectiveness of gemcitabine.  Preclinical studies in animal models of non-small cell lung, pancreatic and ovarian cancers showed superior anti-tumor activity compared to gemcitabine. CytRx recently presented preclinical data on DK049 at the American Association for Cancer Research Annual Meeting in April 2016.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its improved version of the widely used chemotherapeutic agent doxorubicin, and DK049, a novel drug conjugate which is expected to enter clinical trials in 2016.  CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical testing of aldoxorubicin and preclinical testing of its LADR™ linker technology platform, the outcome, timing or results of CytRx's clinical testing of aldoxorubicin, the risk that any future pre-clinical or human testing of compounds based on the LADR™ technology platform might not show efficacy or reduced side effects of those compounds, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 2 and Phase 3 clinical development of aldoxorubicin for SCLC and STS, respectively, and the preclinical and clinical development of compounds based on the LADR™ technology platform, risks related to lawsuits that have been brought against the Company and its officers and/or directors for alleged violations of the securities laws, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
(310) 826-5648, ext. 304
dhaen@cytrx.com

Investor Relations:
Alexander Capital, LP
(855) 288-ALEX (2539)
cytrx@alexandercapitallp.com

# # #

CYTRX CORPORATION
CONDENSED BALANCE SHEETS
 (Unaudited)
	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$68,162,754	$22,261,372
Short-term investments	—	35,035,420
Receivables	1,000,839	4,593,475
Interest receivable	—	28,130
Prepaid expenses and other current assets	3,626,510	2,373,708
Total current assets	72,790,103	64,292,105
Equipment and furnishings, net	1,676,441	1,467,681
Goodwill	183,780	183,780
Other assets	689,325	1,080,872
Total assets	$75,339,649	$67,024,438
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities: Accounts payable	$5,959,998	$8,058,624
Accrued expenses and other current liabilities	6,277,991	9,693,359
Non-cash litigation settlement due in shares of common stock	5,200,000	4,500,000
Warrant liability	877,729	693,457
Term loan, net - current	534,142	—
Total current liabilities	18,849,860	22,945,440

Long term loan, net:	22,911,337	—
Total liabilities	41,761,197	22,945,440
Commitments and contingencies

Stockholders' equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 66,580,065 and 66,480,065 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	66,580	66,480
Additional paid-in capital	411,249,758	409,107,292
Accumulated deficit	(377,737,886)	(365,094,774)
Total stockholders' equity	33,578,452	44,078,998
Total liabilities and stockholders' equity	$75,339,649	$67,024,438

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
License revenue	$—	$—

Expenses:
Research and development	8,151,305	12,563,745
General and administrative	3,958,434	3,130,232
	12,109,739	15,693,977

Loss before other income (expense)	(12,109,739)	(15,693,977)

Other:
Interest income	61,738	56,574
Interest expense	(416,803)	—
Other income (expense), net	5,964	(15,853)
Loss on warrant derivative liability	(184,272)	(1,871,294)

Net loss	$(12,643,112)	$(17,524,550)

Basic and diluted net loss per share	$(0.19)	$(0.31)

Basic and diluted weighted-average shares outstanding	66,488,855	55,722,710